EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE

February 20, 2007	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Holdings Corporation Announces 2006 Earnings and Provides Earnings Guidance for 2007
    UIL Holdings Corporation (NYSE: UIL) today reports a net loss for the year and fourth quarter, ended December 31, 2006, of $65.2 million, or $2.66 per share, and $42.2 million, or $1.71 per share, respectively. Net income from continuing operations was $58.6 million, or $2.40 per share, for the year ended December 31, 2006 and $1.9 million, or $0.08 per share, for the fourth quarter of 2006. Earnings from continuing operations was more than offset by losses incurred in the operations and sale of its electrical contracting business, Xcelecom, Inc., which is reported as discontinued operations.

    “During the past year we took significant steps to implement the change in our strategic focus toward the regulated utility,” commented James P. Torgerson, UIL president and chief executive officer. “We completed the divestiture of essentially all of our non-utility businesses during the year, including our electrical contracting business, Xcelecom, and are optimistic on our future growth prospects through transmission investments and in maintenance and upgrades to our distribution infrastructure. These projects will benefit our customers by improving the electric infrastructure within our service territory and the region, as a whole.”

    “The losses incurred as a result of our divestiture of Xcelecom were very disappointing,” Torgerson continued. “However, the cash generated from all of the non-utility divestitures provides us with financial flexibility to support our utility capital investment program. The losses from Xcelecom will not impact our ability to execute our capital investment plans.”

    The chart that follows details earnings per share for the fourth quarter and year ended 2006 versus the same periods in 2005 for continuing operations and discontinued operations.
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	Earnings Per Share Results

	4Q '06	4Q '05	FY 2006	FY 2005
Continuing Operations

UI	$0.12	$0.32	$2.12	$1.85
Corporate	(0.03)	(0.04)	(0.13)	(0.19)
UCI	(0.01)	-	(0.02)	(0.02)
Subtotal	$0.08	$0.28	$1.97	$1.64

Divested Minority Ownership Interests
in Continuing Operations

CSC	$-	$(0.01)	$0.44	$-
UBE	-	(0.08)	(0.01)	(0.26)
Subtotal	-	(0.09)	0.43	(0.26)
Total Continuing Operations	$0.08	$0.19	$2.40	$1.38

Discontinued Operations

Xcelecom / APS('05 only)	$(1.79)	$0.07	$(5.06)	$(0.09)

Total UIL Holdings	$(1.71)	$0.26	$(2.66)	$1.29

Continuing Operations

Amounts reported in continuing operations include results from UI, UIL’s regulated electric utility, United Capital Investments, a wholly-owned subsidiary of UIL, and the unallocated Corporate costs at UIL. Continuing operations also include the results from the operations and divestitures of UIL’s minority ownership interests in Bridgeport Energy (BE) and Cross-Sound Cable (CSC).

For the fourth quarter of 2006, earnings from continuing operations were $1.9 million, or $0.08 per share, compared to $4.5 million, or $0.19 per share, for the fourth quarter of 2005. For the year, net income from continuing operations was $58.6 million, or $2.40 per share, compared to $33.4 million, or $1.38 per share, in 2005. BE and CSC were sold in the first quarter of 2006, therefore, no results were reported in the fourth quarter.

Excluding minority ownership interests divested in the first quarter of 2006, earnings from continuing operations were $48.1 million, or $1.97 per share, for the year, compared to earnings of $39.7 million, or $1.64 per share, for the year 2005. The improvement for the year was mainly due to improved results at UI, the absence of losses from BE that were incurred in 2005 and a net gain of $10.6 million, or $0.43 per share, on the sale of UIL’s minority ownership interest in CSC.

The United Illuminating Company (UI)

Net income for UI totaled $3.1 million, or $0.12 per share, in the fourth quarter, compared to net income of $7.8 million, or $0.32 per share, in the fourth quarter of 2005, a decrease of $0.20 per share. The decrease in earnings for the fourth quarter was primarily due to lower retail kilowatt-hours (kWh) volume and increases in outside services costs.

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For the year, net income for UI was $51.7 million, or $2.12 per share, compared to net income of $44.8 million, or $1.85 per share, for the same period in 2005, an increase of $0.27 per share. The increase in earnings was primarily due to the non-recurring earnings related to accumulated deferred investment tax credits and excess deferred federal income taxes related to generation assets formerly owned by UI of $6.5 million, or $0.27 per share. The increase in earnings was also due to higher retail rates, which were partially offset by lower retail kWh volume, along with increases in outside services costs, payroll expenses, stock-based incentive costs and pension expense, as well as higher transmission expense. Actual kWh consumption was 3.1% lower than 2005, mainly due to the impact of milder weather in 2006 compared to 2005.

On October 31, 2006, the Federal Energy Regulatory Commission (FERC) issued a final decision authorizing a return on equity for owners of the ISO New England transmission grid, including an incentive rate to encourage transmission expansion and ensure grid reliability in the New England region. The FERC decision will result in customer refunds of $3.7 million, covering the period from February 1, 2005 through December 31, 2006. These refunds reduced net income by $2.2 million, or $0.09 per share, of which $1.9 million, or $0.08 per share, was recorded in the third quarter of 2006 and $0.3 million, or $0.01 per share, was recorded in the fourth quarter of 2006.

UIL Corporate

UIL retains certain costs at the holding company, or “corporate” level, which are not allocated to the various non-utility subsidiaries. These costs generally include interest charges and strategic and other administrative costs. UIL Corporate incurred unallocated after-tax costs of $0.8 million, or $0.03 per share, in the fourth quarter of 2006, compared to $1.1 million, or $0.04 per share, in the fourth quarter of 2005.

For the year, UIL Corporate incurred unallocated after-tax costs of $3.2 million, or $0.13 per share, compared to $4.7 million, or $0.19 per share, for the same period in 2005. The decline in costs for the year was primarily due to increased interest income earned on short-term investments.

United Capital Investments, Inc. (UCI)

UCI, which holds a number of passive minority investments that amount to $3.1 million, incurred a loss, of $0.4 million, or $0.01 per share, for the fourth quarter and a total loss of $0.4 million, or $0.02 per share, for the year ended 2006, compared to a minimal loss for the fourth quarter 2005 and a loss of $0.4 million, or $0.02 per share, for the year ended 2005. The results of CSC are included in Divested Minority Ownership Interests.

Divested Minority Ownership Interests

Due to the completion of the divestitures of UIL’s interests in BE and CSC in the first quarter of 2006, no results were reported for divested businesses in continuing operations in the fourth quarter of 2006. Net losses of $2.2 million, or $0.09 per share, were incurred in the fourth quarter of 2005.

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For the year, divested businesses in continuing operations earned $10.5 million, or $0.43 per share, compared to a loss of $6.3 million, or $0.26 per share, in the same period of 2005. The 2006 results include a net gain of $10.6 million, or $0.43 per share, on the sale of UIL’s minority interest in CSC. Excluding the gain on the sale of CSC, the increase in earnings from divested businesses in continuing operations for the fourth quarter and full year compared to last year was mainly due to the absence of losses from BE.

Discontinued Operations

Xcelecom, Inc.

On December 29, 2006, Xcelecom entered into an agreement to sell all of the outstanding equity of McPhee Electric, Ltd., JBL Electric, Inc. and JE Richards, Inc. to Phalcon, LTD. In the announcement of the sale on January 5, 2007, UIL reported a loss on the sale of $12.1 million, or $0.50 per share, after transaction costs and income taxes, subject to review of December financial results of operations. After further review, UIL reports a loss of $28.6 million, or $1.17 per share, after transaction costs and income taxes. The increased loss is primarily due to the impact of the December operations on the investment and a contingent earn-out payment by UIL to former owners of JE Richards that was not included in the previous estimate.

On December 29, 2006, Xcelecom also entered into an agreement to sell all of the outstanding shares of stock of Allen/Briteway Electrical Contractors, Inc. to SAIDS, LLC. In the announcement of the sale on January 5, 2007, UIL reported a loss on the sale of $0.7 million, or $0.03 per share, after transaction costs and income taxes, subject to review of December financial results of operations. After further review, UIL reports a loss on the sale of $7.4 million, or $0.30 per share, after transaction costs and income taxes. The increased loss is primarily due to the impact of the December operations on the investment and clarification of certain contract terms.

These transactions resulted in combined net losses of $36.0 million, or $1.47 per share, rather than the previously reported net losses of $12.8 million, or $0.53 per share, of which $6.8 million, or $0.28 per share, was previously recorded in the third quarter as an impairment charge.

For the fourth quarter of 2006, Xcelecom incurred a loss of $44.1 million, or $1.79 per share, compared to earnings of $1.7 million, or $0.07 per share, in the fourth quarter of 2005. The decrease from the prior year was primarily due to an additional $37.7 million, or $1.54 per share, after-tax loss from divestiture sales and other divestiture-related costs.

For the year, Xcelecom incurred a loss of $123.8 million, or $5.06 per share, compared to a loss of $2.1 million, or $0.08 per share, in 2005. The increase in losses from the prior year was primarily due to a $49.1 million, or $2.01 per share, after-tax loss from divestiture sales, a non-cash, after-tax goodwill impairment charge of $50.5 million, or $2.07 per share, recorded in the first quarter relating to the value of Xcelecom, and other divestiture-related costs and project losses.

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Looking Forward

UIL’s Earnings Estimates for 2007 for Continuing Operations

UIL’s estimate of earnings from continuing operations for 2007 is $1.75-$1.95 per share. Compared to the 2006 earnings from continuing operations, adjusted for significant non-recurring items described below, the 2007 estimate is an increase of $0.05-$0.25 per share. The expected growth is primarily in the Transmission segment of the regulated utility which, in 2007, will begin to add significant amounts to rate base through capital spending on the Middletown-to-Norwalk 345 kilo-Volt (kV) transmission project.

Continuing operations for 2006 included the results from the divestitures of UIL’s minority ownership interests in BE and CSC, which were divested in the first quarter of 2006. In 2006, UIL recognized earnings of $0.43 per share in continuing operations from these divestitures. In addition, the results from continuing operations for 2006 included non-recurring earnings at UI of $0.27 per share to recognize certain tax benefits relating to generating stations previously sold. Excluding the impact of these non-recurring items, earnings from continuing operations for 2006 was $1.70 per share.

Details of the 2007 earnings estimate for continuing operations are summarized as follows and explained below:

2007 Earnings Expectations
UI	$1.85 - $2.05
UIL Corporate	(0.10) - (0.05)
Total Continuing Operations (1)	$1.75 - $1.95

(1)  Expectations are not intended to be additive to derive consolidated expectations. Also, expectations do not include any earnings or losses from Xcelecom that would need to be included in continuing operations. Management will revise estimates for any significant changes.

Based upon the actual 2006 results, excluding the impact of the non-recurring tax benefit, and earnings projections for 2007, UIL expects to achieve a compound annual growth rate ranging between 5% and 8% for the period from 2007 through 2009.

The United Illuminating Company

UI’s earnings estimate range for 2007 is $1.85-$2.05 per share. Expected earnings for Distribution are based upon the assumption that UI will manage to the 9.75% allowed return on equity (ROE). The 2007 expected earnings for distribution are lower than the 2006 earnings, primarily due to the absence of non-recurring credits recognized in 2006, including $0.27 per share for the tax benefits previously discussed.

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In October 2006, the FERC issued an order setting UI’s base transmission ROE at 10.2%, with an additional 1.5% in potential ROE adders, along with a 0.7% adjustment to reflect updated U.S. Treasury Bond data. Since Transmission rates are subject to a semi-annual true-up, UI assumes that it will earn the allowed return based upon the current composition of its rate base and projected spending in 2007. UI is in the process of preparing an application for filing with the FERC for additional ROE incentives, along with an increase in construction-work-in-progress (CWIP) in rate base from the current 50% to 100% for its Middletown-to-Norwalk 345kV transmission project, but has not assumed either in its 2007 projections. The expected earnings for Transmission are higher than the 2006 earnings due to expected additional earnings on rate base. This is due to the inclusion of 50% of CWIP in rate base for the Middletown-to-Norwalk project, for which significant construction will occur in 2007.

The Competitive Transition Assessment (CTA) earnings forecast reflects the allowed return on equity of 9.75% and an allowed capital structure of 48% equity and 52% debt. CTA earnings are expected to be lower than the 2006 earnings, primarily due to the reduction in CTA rate base resulting from the annual amortization.

Other UI is comprised of various incentives for power procurement and conservation programs. Earnings for 2007 are expected to be higher than 2006 earnings, reflecting the recognition of the Energy Independence Act incentives, along with certain prior year procurement incentives upon which the Department of Public Utility Control took no action during 2006.

UIL Corporate

UIL Corporate reports unallocated corporate administrative costs, unallocated interest charges and the results of the remaining passive investments held by UCI. UIL Corporate is expected to incur unallocated after-tax costs of $0.10-$0.05 per share in 2007. UCI does not expect to make additional investments in 2007.

Xcelecom

Throughout 2006, UIL divested substantially all of its interests in the Xcelecom companies. In 2007, UIL will maintain responsibility for the completion of certain jobs-in-progress, collecting certain accounts receivable and pursuing outstanding claims. The resolution of these items is uncertain and, as such, can have positive or negative impacts on consolidated earnings and cash flow. UIL also has exposure to surety companies that have provided bonding to Xcelecom and to the buyers of the Xcelecom businesses in connection with indemnity obligations in the sale agreements. Results will thus be dependent on whether or not jobs-in-progress are completed within estimates, the extent to which retained receivables are collected, how successful UIL is in its pursuit of outstanding claims, and whether there are indemnification claims. Xcelecom is also expected to generate additional administrative costs, comprising legal and consulting costs. Due to the uncertainty regarding the outcome of such efforts, UIL is not providing earnings guidance regarding Xcelecom.

Pursuant to generally accepted accounting principles, UIL may be required to record certain Xcelecom-related transactions as part of the results from continuing operations and some to discontinued operations in 2007. UIL will separately identify any such amounts in continuing operations and discontinued operations that are associated with Xcelecom.

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UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport. For more information on UIL Holdings, visit us at http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes earnings per share (EPS) information by line of business is useful in understanding the fluctuations in EPS between the current and prior periods. The amounts presented show the EPS from continuing operations and discontinued operations. Continuing Operations is further displayed for clarity by continuing operations and divested minority owned businesses on an EPS basis. EPS is calculated by dividing the income from continuing operations, divested minority owned businesses and discontinued operations for each line of business by the average number of shares of UIL Holdings common stock outstanding for the periods presented. The EPS for all periods presented are calculated on the same basis and reconcile to the amounts presented on a generally accepted accounting principle’s (GAAP) basis. The earnings per share for each of continuing operations, discontinued operations and combined total EPS is a GAAP basis presentation.

UIL Holdings also believes that a breakdown, presented on a per share basis, of how particular significant items contributed to the change in income from continuing operations, divested minority owned businesses and discontinued operations by line of business (Item Variance EPS Presentation) is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the revenue or expense item, booked in accordance with GAAP, and applying UIL Holdings’ combined effective statutory federal and state tax rate. Any amounts provided as Item Variance EPS Presentation are provided for informational purposes only and are not intended to be used to calculate “Pro-forma” amounts.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the Corporation’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, timing factors, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products, services and prices of the Corporation’s subsidiaries. The foregoing and other factors are discussed and should be reviewed in the Corporation’s most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and the Corporation undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated and segmented financial information for the fourth quarter and year end 2006:
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UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME (LOSS)
(Thousands except per share amounts)
(Unaudited)

	2006	2005

Operating Revenues
Utility	$845,932	$812,395
Non-utility businesses	18	19
Total Operating Revenues	845,950	812,414
Operating Expenses
Operation
Fuel and energy	413,851	413,930
Operation and maintenance	239,533	212,761
Depreciation and amortization	70,227	64,435
Taxes - other than income taxes	43,394	41,254
Total Operating Expenses	767,005	732,380
Operating Income	78,945	80,034

Other Income and (Deductions), net	11,153	10,537

Interest Charges, net
Interest on long-term debt	21,522	20,932
Other interest, net	1,326	1,981
	22,848	22,913
Amortization of debt expense and redemption premiums	1,548	1,543
Total Interest Charges, net	24,396	24,456

Income Before Gain on Sale of Equity Investments, Income
Taxes, Equity Earnings and Discontinued Operations	65,702	66,115

Gain on Sale of Equity Investments	18,908	-

Income Before Income Taxes, Equity Earnings and
Discontinued Operations	84,610	66,115

Income Taxes	26,188	25,503

Income Before Equity Earnings and Discontinued Operations	58,422	40,612
Income (Loss) from Equity Investments	196	(7,126)
Income from Continuing Operations	58,618	33,486
Discontinued Operations, Net of Tax	(123,782)	(2,232)

Net Income (Loss)	$(65,164)	$31,254

Average Number of Common Shares Outstanding - Basic	24,441	24,245
Average Number of Common Shares Outstanding - Diluted	24,789	24,492

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$2.40	$1.38
Discontinued Operations	(5.06)	(0.09)
Net Earnings (Loss)	$(2.66)	$1.29

Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$2.36	$1.37
Discontinued Operations	(4.99)	(0.09)
Net Earnings (Loss)	$(2.63)	$1.28

Cash Dividends Declared per share of Common Stock	$1.728	$1.728

	December 31,	December 31,
(thousands of dollars)	2006	2005
ASSETS
Current assets	$285,524	$213,014
Current assets of discontinued operations held for sale	9,906	126,784
Property, plant and equipment, net	647,014	581,752
Regulatory assets	660,174	603,949
Other long-term assets	28,700	175,255
Long-term assets of discontinued operations held for sale	175	98,301
Total Assets	$1,631,493	$1,799,055

LIABILITIES AND CAPITALIZATION
Current liabilities	$210,351	$152,969
Current liabilities of discontinued operations held for sale	19,500	82,225
Noncurrent liabilities	151,980	127,703
Long-term liabilities of discontinued operations held for sale	106	7,756
Deferred income taxes	326,247	336,871
Regulatory liabilities	54,125	60,064
Total Liabilities	762,309	767,588

Net long-term debt	408,603	486,889
Net common stock equity	460,581	544,578
Total Capitalization	869,184	1,031,467

Total Liabilities and Capitalization	$1,631,493	$1,799,055

UIL HOLDINGS CORPORATION
SEGMENTED CONSOLIDATED INCOME STATEMENT

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
(In Millions)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Operating Revenue - UI	$184.8	$180.1	$845.9	$812.4

Fuel and energy expense - UI	$89.5	$93.9	$413.9	$413.9

Operation and maintenance expense
UI	$64.1	$54.7	$233.6	$206.4
Minority Interest Investment and Other (1)	1.3	1.9	5.9	6.3
Total	$65.4	$56.6	$239.5	$212.7

Depreciation and amortization
Depreciation - UI	$7.4	$6.7	$30.8	$29.5
Amortization of regulatory assets - UI	8.0	3.0	39.2	34.9
Amortization of regulatory assets - UI	0.2	0.0	0.2	0.0
Total - UI	$15.6	$9.7	$70.2	$64.4

Taxes - other than income taxes
State gross earnings tax - UI	$6.3	$5.9	$28.6	$26.8
Other - UI	3.5	3.3	14.8	14.5
Total - UI	$9.8	$9.2	$43.4	$41.3

Other Income (Deductions)
Other - UI	$(0.6)	$2.7	$7.7	$9.3
Minority Interest Investment and Other (1)	0.8	0.6	3.5	1.2
Total	$0.2	$3.3	$11.2	$10.5

Interest Charges
Interest - UI	$4.4	$4.5	$17.8	$16.7
Amortization: debt expense, redemption premiums - UI	0.4	0.4	1.5	1.5
Minority Interest Investment and Other	1.3	1.6	5.1	6.3
Total	$6.1	$6.5	$24.4	$24.5

Gain on Sale of Equity Investments -Minority Interest Investment and Other (1) (2)	$0.0	$0.0	$18.9	$0.0

Income Taxes
UI	$(2.4)	$2.7	$21.4	$33.0
Minority Interest Investment and Other (1)	(0.8)	(2.1)	4.8	(7.5)
Total	$(3.2)	$0.6	$26.2	$25.5

Income (Losses) from Equity Investments
UI	$0.1	$0.1	$(0.3)	$0.3
Minority Interest Investment (2)	0.0	(2.5)	0.5	(7.4)
Total	$0.1	$(2.4)	$0.2	($7.1)

Net Income
UI	$3.1	$7.8	$51.7	$44.8
Minority Interest Investment and Other (1) (2)	(1.2)	(3.3)	6.9	(11.3)
Subtotal Net Income from Continuing Operations	1.9	4.5	58.6	33.5
Discontinued Operations	(44.1)	1.7	(123.8)	(2.2)
Total Net Income	$(42.2)	$6.2	$(65.2)	$31.3

(1) The category "Minority Interest Investment and Other" includes amounts recognized at the non-utility businesses in relation to their minority interest investments, as well as unallocated holding company costs.
(2) Includes income (losses) recognized at the non-utility businesses in relation to their minority interest investments.

BUSINESS SEGMENT SUMMARY INFORMATION
(In Millions, except per share amounts)

UIL HOLDINGS CORPORATION

	Quarter Ended	Quarter Ended	Year to Date	Year to Date
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Income from Continuing Operations, net of tax	$1.9	$4.5	$58.6	$33.4

Net Income (Loss)	$(42.2)	$6.2	$(65.2)	$31.2

Earnings per Share - basic	$(1.71)	$0.26	$(2.66)	$1.29

THE UNITED ILLUMINATING COMPANY

	Quarter Ended	Quarter Ended	Year to Date	Year to Date
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Net Income	$3.1	$7.8	$51.7	$44.8

Earnings per Share - basic	$0.12	$0.32	$2.12	$1.85

Retail Sales (millions of KWH)	1,390	1,457	5,919	6,106

NON-UTILITY BUSINESSES

	Quarter Ended	Quarter Ended	Year to Date	Year to Date
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

MINORITY INTEREST INVESTMENT
AND OTHER
Net Income (Loss)	$(1.2)	$(3.3)	$6.9	$(11.4)

Earnings per Share - basic	$(0.04)	$(0.13)	$0.28	$(0.47)

DISCONTINUED OPERATIONS

Net Income (Loss)	$(44.1)	$1.7	$(123.8)	$(2.2)

Earnings per Share - basic	$(1.79)	$0.07	$(5.06)	$(0.09)

TOTAL NON-UTILITY BUSINESSES

Net Income (Loss)	$(45.3)	$(1.6)	$(116.9)	$(13.6)

Earnings per Share - basic	$(1.83)	$(0.06)	$(4.78)	$(0.56)